EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-194427) of Victory Energy Corporation of our report dated March 31, 2015, on the consolidated financial statements of Victory Energy Corporation, which reports appear in this annual report on Form 10-K for the year ended December 31, 2014.

Weaver & Tidwell, L.L.P.
Fort Worth, Texas
March 31, 2015